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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Bill Barrett Corporation on Form S-3 of our report dated March 9, 2005 relating to the consolidated financial statements of Bill Barrett Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in Bill Barrett Corporation's method of accounting for stock-based compensation) appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
January 27, 2006

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  Exhibit 23.1